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                                                                                     Exhibit No. 11
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                                          FIRST EMPIRE STATE CORPORATION
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COMPUTATION OF EARNINGS PER COMMON SHARE
Amounts in thousands, except per share data

                                                                        Three months ended    Nine months ended
                                                                         September 30         September 30
                                                                          1994      1993       1994     1993
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
Primary            Average common shares outstanding                         6,647     6,876      6,771    6,866
                   Common stock equivalents *                                  252       221        227      224
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                   Primary common shares outstanding                         6,899     7,097      6,998    7,090
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                   Net income                                              $29,098    25,852     85,407   75,359
                   Less:  Cash dividends on preferred stock                    900       900      2,700    2,700
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                   Net income available to common shareholders             $28,198    24,952     82,707   72,659
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                   Earnings per common share - primary                       $4.09      3.52      11.82    10.25
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Fully diluted      Average common shares outstanding                         6,647     6,876      6,771    6,866
                   Common stock equivalents *                                  252       221        252      227
                   Assumed conversion of 9% cumulative convertible
                     preferred stock                                           507       507        507      507
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                   Fully diluted average common shares outstanding           7,406     7,604      7,530    7,600
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                   Net income                                              $29,098    25,852     85,407   75,359
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                   Earnings per common share - fully diluted                 $3.93      3.40      11.34     9.92
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*   Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State
    Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.




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